Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	978-619-1300
Wednesday April 25, 2018		Michael T. Prior
Chief Executive Officer

Justin D. Benincasa
Chief Financial Officer

ATN Reports

First Quarter 2018 Results

First Quarter Financial Highlights:

•                  Revenues: $104.5 million

•                  Adjusted EBITDA(1): $26.3 million

•                  Operating income of $4.2 million

•                  Net loss attributable to ATN stockholders: $5.6 million, or a $0.35 loss per share

•                  Cash flow from operating activities for first quarter of 2018 was $22.5 million

Beverly, MA (April 25, 2018) — ATN (NASDAQ: ATNI) today reported results for the first quarter ended March 31, 2018. Unless otherwise indicated, the discussion of the Company’s results is in comparison to the same period in the prior year.

Business Review and Outlook

“First quarter 2018 results were in line with our expectations but below those of 2017 due to previously-disclosed factors, namely: the impact of the September hurricanes on our network in the US Virgin Islands, the sale of our US wireline business and lower negotiated rates in our domestic wireless business,” said Michael Prior, the Company’s Chief Executive Officer. “On a sequential basis, our International Telecom segment revenues increased at a mid-single digit rate, reflecting continued growth in fixed line data revenue in multiple markets.  We are pleased that our investment over the last two years in these networks is producing results, and that the local management teams continue to improve the customer experience and realize additional operating efficiencies.

“In the U.S. Virgin Islands, the team is working diligently to rebuild our wireline network following the extensive damage caused by the 2017 hurricanes, but they have faced formidable logistical issues and progress has been slower than we originally expected. While we expect to see continuous improvement in our results from that market as we move through 2018, it is likely to take us until late summer to have most of our customers reconnected and receiving bills again.  We are also awaiting FCC action on FCC Chairman Pai’s proposed financial relief and support for restoration and expansion of a faster and more resilient network.  The U.S. Virgin Islands network buildout timeline, coupled with lower revenues in U.S. Telecom, is likely to result in lower year-on-year comparisons for the next few quarters, particularly in the second quarter.

“In U.S. Telecom, Adjusted EBITDA declined from year-ago and fourth quarter levels, reflecting lower contractual rates and caps in our domestic wholesale business. We were able to partially mitigate cash flow impacts by reducing capital expenditures for this segment, but we are concerned there could be additional softness in the near term before any longer term projects provide the potential for growth. In the Renewable Energy segment we did see improvement over 2017 thanks to the commencement of power production for customers from four completed solar power plants in India.  We expect to see further gains here throughout 2018, though overall revenue contributions will remain modest as we continue to modify the original business strategy to better support third party capital investment and adapt to a fast moving and changing market,” Mr. Prior concluded.

First Quarter 2018 Financial Results

First quarter 2018 revenues were $104.5 million, an 18% decrease from the $128.1 million reported for the first quarter of 2017. Revenue decreases for the quarter included approximately $12.2 million in reductions due to the destruction of much of our U.S. Virgin Islands wireline network from the 2017 hurricanes, a $1.1 million decline due to the sale of the British Virgin Islands business in late 2017, a $10.3 million reduction in U.S. wireless revenues and a decline of $5.0 million in U.S. wireline revenues due mostly to the sale of the Northeastern U.S. wireline business.  These reductions were partially offset by aggregate revenue increases of $4.2 million in mostly wireless and broadband revenues in our International Telecom markets of Bermuda and Guyana, and an increase of $0.8 million in our Renewable Energy segment primarily from the ramping up of revenue generation from our solar business in India.    Adjusted EBITDA(1) for the first quarter of 2018 was $26.3 million, or 37% below the prior year period, primarily because of the noted revenue decreases.  Operating income for the first quarter was $4.2 million, down from the prior year’s $17.8 million, and net loss attributable to ATN’s stockholders for the first quarter was $5.6 million or a $0.35 loss per share compared to the prior year period’s net income attributable to ATN stockholders of $6.9 million or $0.42 per diluted share.

First Quarter 2018 Operating Highlights

The Company has three reportable segments: (i) U.S. Telecom; (ii) International Telecom; and (iii) Renewable Energy.

U.S. Telecom

U.S. Telecom revenues consist mainly of wireless revenues from our voice and data wholesale roaming operations and our smaller retail operations in the Southwestern United States, as well as enterprise and wholesale wireline revenues.  Total U.S. Telecom segment revenues were $28.5 million in the first quarter of 2018, a 35% decrease from the $43.8 million reported in the first quarter of 2017.  U.S. wireless revenues decreased 27% to $27.4 million compared with $37.7 million in the prior year quarter due to the impact of new contracted revenue rates and caps with our wholesale wireless carriers.  U.S. wireline revenues decreased to $1.1 million from $6.1 million in the prior year quarter primarily as a result of the sale of our Northeastern U.S. wireline business in early March 2017.  The Company expects the previously announced sale of a portion of its wholesale wireless network to close some time in the second quarter of 2018.

U.S. Telecom Adjusted EBITDA(1) of $12.0 million in the first quarter of 2018 decreased 48% compared to the prior year period’s $23.2 million.  The decrease was mostly due to the reduction in wireless revenues.

(1)  See Table 5 for reconciliation of Net Income to Adjusted EBITDA.

International Telecom

International Telecom consists of a broad range of information and communications services including wireline and wireless data, internet, voice and video service revenues from our operations in Bermuda and the Caribbean including the U.S. Virgin Islands.  International Telecom revenues were $70.1 million in the first quarter of 2018, a 12% decrease from the $79.3 million reported in the first quarter of 2017.  As expected, the extensive network damage in the U.S. Virgin Islands resulted in a $12.2 million revenue decline.  Additionally, revenues were down $1.1 million due to the sale of our British Virgin Islands business in late 2017.  These reductions were partially offset by an aggregate increase in revenues of $4.2 million in mostly wireless and broadband revenues in our Bermuda and Guyana markets.  We expect revenues in the second quarter to continue to be negatively impacted by the storm-related service outages and to begin to recover in the third quarter of 2018, though the level of damage to the U.S. Virgin Islands economy and our customer base may mean it is some time before we see a return to pre-storm levels in that market.  We are carefully evaluating the scope and other aspects of our investments in rebuilding the network in light of the situation, including potential government support.

International Telecom Adjusted EBITDA(1) of $17.8 million in the first quarter decreased 22% from $22.9 million in the prior year period.  The decrease is primarily the result of the revenue impact from service outages resulting from the hurricanes in the U.S. Virgin Islands.

Renewable Energy

Renewable Energy segment revenues are generated principally by the generation and sale of energy and solar renewable energy credits from our commercial solar projects in the United States and India.  For the first quarter of 2018, revenues from our renewable energy business were $5.8 million, and increased 16% from the $5.0 million in the prior year due mainly to the commencement of revenue generation from newly completed solar power plants in India.  The growth in India power production revenue drove an increase in Adjusted EBITDA(1) for the Renewable Energy segment to $3.7 million in the first quarter, up $0.8 million from the prior year’s quarter.

Balance Sheet and Cash Flow Highlights

Total cash at March 31, 2018 was $217.2 million.  Additionally, the Company ended the first quarter with $2.2 million in short-term investments.  Net cash provided by operating activities was $22.5 million for the first quarter of 2018, compared with $32.1 million for the prior year period.  The decrease in net cash provided by operating activities is largely due to the revenue reductions in the U.S. Telecom wireless business and the wireline business in the U.S. Virgin Islands, offset partially by changes in working capital.  During the first quarter of 2018, the Company used cash of $25.2 million for investing and financing activities.  This included $30.9 million of capital expenditures in the U.S. Virgin Islands as part of the storm damaged network rebuild offset by $34.6 million in insurance proceeds, $21.0 million in other capital expenditures and $12.4 million in partner distributions.   Due to the extent of damage and unanticipated logistical issues, we currently estimate the cost of rebuilding hurricane damaged services in the U.S. Virgin Islands to be between $60.0 and $65.0 million, exclusive of insurance receipts and governmental support.  Through the end of the first quarter of 2018, approximately $41.0 million of the total estimate has been spent.

Conference Call Information

ATN will host a conference call on Thursday, April 26, 2018 at 9:30 a.m. Eastern Time (ET) to discuss its first quarter 2018 results. The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer. The dial-in numbers are US/Canada: (877) 734-4582 and

International: (678) 905-9376, conference ID 1079571. A replay of the call will be available at ir.atni.com beginning at 1:00 p.m. (ET) on April 26, 2018.

About ATN

ATN International, Inc. (Nasdaq:ATNI), headquartered in Beverly, Massachusetts, provides telecommunications services to rural, niche and other under-served markets and geographies in the United States, Bermuda and the Caribbean and owns and operates solar power systems in various locations in the United States and India. Through our operating subsidiaries, we (i) provide both wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, high speed internet services, video services and local exchange services, (ii) provide distributed solar electric power to corporate and municipal customers and (iii) are the owner and operator of terrestrial and submarine fiber optic transport systems. For more information, please visit www.atni.com.

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our future financial performance and results of operations; the estimated timeline for the rebuilding of our   operations and revenues from our customers in the U.S. Virgin Islands following the hurricanes; our estimates of total losses due to hurricanes and our estimated costs of restoring hurricane-damaged services; our ability to receive financial support from the government for our rebuild in the U.S. Virgin Islands and the timing of such support; the competitive environment in our key markets, demand for our services and industry trends; the pace of expansion and improvement of our telecommunications network and renewable energy operations including our level of estimated future capital expenditures and our realization of the benefits of these investments; the anticipated timing of our build schedule and the commencement of energy production of our India renewable energy projects; anticipated effects of recent U.S. tax changes; the timing of the sale of a portion of our wholesale wireless network and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1)   our ability to restore our networks and services to our customers in the U.S. Virgin Islands in an efficient and timely manner and to obtain governmental or other support necessary to fully restore services in the U.S. Virgin Islands; (2) our ability to execute planned network expansions and upgrades in our various markets; (3) the general performance of our operations, including operating margins, revenues, capital expenditures, and the future growth and retention of our major customers and subscriber base and consumer demand for solar power; (4) government regulation of our businesses, which may impact our FCC and other telecommunications licenses or our renewables business; (5) economic, political and other risks facing our operations; (6) our ability to maintain favorable roaming arrangements and satisfy the needs and demands of our major wireless customers; (7) our ability to efficiently and cost-effectively upgrade our networks and IT platforms to address  rapid and significant technological changes in the telecommunications industry; (8) the loss of or an inability to recruit skilled personnel in our various jurisdictions, including key members of management; (9) our ability to find investment or acquisition or disposition opportunities that fit the strategic goals of the Company; (10) increased competition; (11) our ability to expand our renewable energy business; (12) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure; (13) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (14) the occurrence of weather events and natural catastrophes; (15) our continued access to capital and credit markets; (16) the risk of currency fluctuation for those markets in which we operate; (17) satisfaction of the conditions to closing the sale of a portion of our wholesale wireless network; and (18) our ability to realize the value that we believe exists in our businesses.  These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 1, 2018 and the other reports we file from time to time with the SEC.  The Company undertakes no obligation and has no intention to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains non-GAAP financial measures. Specifically, ATN has presented the following measures in this release and in the tables included herein:  Adjusted EBITDA; Operating Income excluding hurricane charges and insurance recoveries; Net income (loss) attributable to ATN’s stockholders excluding hurricane charges and insurance recoveries and; Net income (loss) per share attributable to ATN stockholders excluding hurricane charges and insurance recoveries.  Adjusted EBITDA is defined as net income attributable to ATN stockholders before bargain purchase gain, impairment of long-lived assets, restructuring charges, interest, taxes, depreciation and amortization, transaction-related charges, other income or expense, loss on damaged assets and other hurricane charges, net of insurance recovery and net income attributable to non-controlling interests.  Operating Income excluding hurricane charges and insurance recoveries is defined as Operating Income (Loss) adjusted for loss on damaged assets and other hurricane related charges, net of insurance recovery.  Net income (loss) attributable to ATN stockholders excluding hurricane charges and insurance recoveries is defined as Net income (loss) attributable to ATN stockholders adjusted for loss on damaged assets and other hurricane related charges net of insurance recovery.  Net income (loss) per share attributable to ATN stockholders excluding hurricane charges and insurance recoveries is defined as net income (loss) per share attributable to ATN stockholders adjusted for loss on damaged assets and other hurricane related charges, net of insurance recovery.  The Company believes that the inclusion of these non-GAAP financial measures helps investors gain a meaningful understanding of the Company’s core operating results and enhances comparing such performance with prior periods. ATN’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measure is set forth in the text of, and the accompanying tables to, this press release.

Table 1

ATN International, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	March 31,	December 31,
	2018	2017
Assets:
Cash and cash equivalents	$204,181	$207,956
Restricted cash	1,071	833
Short-term investments	2,228	7,076
Other current assets	95,875	127,063

Total current assets	303,355	342,928

Long-term restricted cash	11,944	11,101
Property, plant and equipment, net	673,488	643,146
Goodwill and other intangible assets, net	170,970	171,656
Other assets	37,061	36,774

Total assets	$1,196,818	$1,205,605

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$14,192	$10,919
Taxes payable	12,067	6,751
Other current liabilities	142,631	144,035

Total current liabilities	168,890	161,705

Long-term debt, net of current portion	$140,703	$144,873
Deferred income taxes	30,945	31,732
Other long-term liabilities	42,265	37,072

Total long-term liabilities	213,913	213,677

Total liabilities	382,803	375,382

Total ATN International, Inc.’s stockholders’ equity	681,754	688,727
Non-controlling interests	132,261	141,496

Total equity	814,015	830,223

Total liabilities and stockholders’ equity	$1,196,818	$1,205,605

Table 2

ATN International, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended
	March 31,
	2018	2017
Revenues:
Wireless	$50,548	$58,925
Wireline	48,096	64,159
Renewable energy	5,831	5,031
Total revenue	104,475	128,115

Operating expenses:
Termination and access fees	25,914	33,003
Engineering and operations	18,152	19,683
Sales, marketing and customer service	8,562	9,035
General and administrative	25,540	24,356
Transaction-related charges	27	677
Depreciation and amortization	21,305	22,494
Loss on disposition of long-lived assets	284	1,111
Loss on damaged assets and other hurricane related charges, net of insurance recovery	482	—
Total operating expenses	100,266	110,359

Operating income	4,209	17,756

Other income (expense):
Interest expense, net	(1,838)	(2,030)
Loss on deconsolidation of subsidiary	—	(529)
Other income (expense)	(753)	(485)
Other expense, net	(2,591)	(3,044)

Income before income taxes	1,618	14,712
Income tax expense	3,921	3,128

Net Income (Loss)	(2,303)	11,584

Net income attributable to non-controlling interests, net	(3,252)	(4,725)

Net Income (Loss) attributable to ATN International, Inc. stockholders	$(5,555)	$6,859

Net income(loss) per weighted average share attributable to ATN International, Inc. stockholders:

Basic Net Income	$(0.35)	$0.42

Diluted Net Income	$(0.35)	$0.42

Weighted average common shares outstanding:
Basic	16,019	16,157
Diluted	16,019	16,246

Table 3

ATN International, Inc.

Unaudited Condensed Consolidated Cash Flow Statement

(in Thousands)

	Three Months Ended March 31,
	2018	2017

Net income (loss)	$(2,303)	$11,584
Depreciation and amortization	21,305	22,494
Loss on disposition of long-lived assets	284	1,111
Loss on deconsolidation of subsidiary	—	529
Stock-based compensation	1,576	1,666
Deferred income taxes	(1,089)	—
Change in prepaid and accrued income taxes	3,292	5,336
Change in other operating assets and liabilities	(1,963)	(11,973)
Other non-cash activity	1,442	1,342

Net cash provided by operating activities	22,544	32,089

Capital expenditures	(21,041)	(45,702)
Hurricane rebuild capital expenditures	(30,851)	—
Hurricane insurance proceeds	34,606	—
Sale of business, net of transferred cash of $2.1 million	—	22,597
Proceeds from sale of investments	4,809	483
Government grants	5,400	—

Net cash used in investing activities	(7,077)	(22,622)

Dividends paid on common stock	(2,724)	(5,487)
Distributions to non-controlling interests	(12,424)	(2,828)
Principal repayments of term loan	(938)	(4,442)
Proceeds from new borrowings	—	—
Purchases of common stock	(2,041)	(2,121)
Investments made by minority shareholders in consolidated affiliates	—	—
Other	(3)	(750)

Net cash used in financing activities	(18,130)	(15,628)

Effect of foreign currency exchange rates on total cash	(31)	207

Net change in total cash	(2,694)	(5,954)

Total cash, beginning of period	219,890	288,358

Total cash, end of period	$217,196	$282,404

Table 4

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the three months ended March 31, 2018 is as follows:

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total

Statement of Operations Data:
Revenue
Wireless	$27,401	$23,147	$—	$—	$50,548
Wireline	1,098	46,998	—	—	48,096
Renewable Energy	—	—	5,831	—	5,831
Total Revenue	$28,499	$70,145	$5,831	$—	$104,475

Operating Income (Loss)	$5,224	$5,640	$1,936	$(8,591)	$4,209
Non-controlling interest ( net income or (loss) )	$(683)	$(2,269)	$(300)	$—	$(3,252)

Non GAAP measure:
Adjusted EBITDA	$11,992	$17,793	$3,739	$(7,217)	$26,307

Balance Sheet Data (at March 31, 2018):
Cash, cash equivalents and investments	$14,605	$65,438	$13,047	$113,319	$206,409
Total current assets	40,105	115,348	18,600	129,302	303,355
Fixed assets, net	96,961	402,093	156,266	18,168	673,488
Total assets	196,814	588,713	191,078	220,213	1,196,818
Total current liabilities	40,848	95,655	17,311	15,076	168,890
Total debt	—	93,676	61,219	—	154,895

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the three months ended March 31, 2017 is as follows:

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total

Statement of Operations Data:
Revenue
Wireless	$37,702	$21,223	$—	$—	$58,925
Wireline	6,091	58,068	—	—	64,159
Renewable Energy	—	—	5,031	—	5,031
Total Revenue	$43,793	$79,291	$5,031	$—	$128,115

Operating Income (Loss)	$16,617	$9,926	$1,443	$(10,230)	$17,756
Non-controlling interest (net income or (loss) )	$(2,397)	$(2,009)	$(319)	$—	$(4,725)

Non GAAP measure:
Adjusted EBITDA	$23,168	$22,923	$2,897	$(6,950)	$42,038

* Corporate and Other refer to corporate overhead expenses and consolidating adjustments

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the year ended December 31, 2017 is as follows:

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total

Balance Sheet Data (at December 31, 2017):
Cash, cash equivalents and investments	$19,585	$110,700	$8,120	$76,627	$215,032
Total current assets	40,975	190,396	18,060	93,497	342,928
Fixed assets, net	99,462	367,485	158,447	17,752	643,146
Total assets	200,142	629,007	192,406	184,050	1,205,605
Total current liabilities	41,248	91,887	14,754	13,816	161,705
Total debt	—	94,577	61,215	—	155,792

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

ATN International, Inc.

Selected Segment Operational Data

	Quarter ended
	March 31,	June 30,	September 30,	December 31,	March 31,
	2017 *	2017 *	2017 *	2017	2018

U.S. Telecom Operational Data:
Wireless - Total Domestic Base Stations	1,019	1,041	1,061	1,100	1,122

International Telecom Operational Data:
Wireline - Voice / Access lines	176,900	174,600	172,300	171,200	169,500
Wireline - Data Subscribers	99,900	101,700	102,400	104,900	105,900
Wireline - Video Subscribers	47,900	47,200	46,700	45,700	44,500
Wireless - Subscribers	302,900	302,900	302,000	307,200	310,800

* Adjusted subscriber counts for the sales of St Maarten and British Virgin Islands, and the transfer of ownership of Aruba business

Table 5

ATN International, Inc.

Reconciliation of Non-GAAP Measures

(In Thousands)

Reconciliation of Net Income to Adjusted EBITDA for the Three Months Ended March 31, 2018 and 2017

Three Months Ended March 31, 2018

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total

Net loss attributable to ATN International, Inc. stockholders					$(5,555)
Net income attributable to non-controlling interests, net of tax					3,252
Income tax expense					3,921
Other (income) expense, net					753
Interest expense, net					1,838
Operating income	$5,224	$5,640	$1,936	$(8,591)	$4,209
Depreciation and amortization	6,513	11,671	1,774	1,347	21,305
Loss on disposition of long-lived assets	255	—	29	—	284
Loss on damaged assets and other hurricane related charges, net of insurance recovery	—	482	—	—	482
Transaction-related charges	—	—	—	27	27
Adjusted EBITDA	$11,992	$17,793	$3,739	$(7,217)	$26,307

Three Months Ended March 31, 2017

	U.S. Telecom	International Telecom	Renewable Energy	Corporate and Other *	Total

Net Income attributable to ATN International, Inc. stockholders					$6,859
Net income attributable to non-controlling interests, net of tax					4,725
Income tax expense					3,128
Other (income) expense, net					485
Loss on deconsolidation of subsidiary					529
Interest expense, net					2,030
Operating income	$16,617	$9,926	$1,443	$(10,230)	$17,756
Depreciation and amortization	6,551	13,117	1,454	1,372	22,494
Loss on disposition of long-lived assets	—	(120)	—	1,231	1,111
Transaction-related charges	—	—	—	677	677
Adjusted EBITDA	$23,168	$22,923	$2,897	$(6,950)	$42,038

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

Table 6

ATN International, Inc.

(In Thousands)

Reconciliation of GAAP measures to Non-GAAP measures

Reconciliation of Operating Income (Loss) to Operating Income excluding hurricane charges and insurance recoveries, Net Income (Loss) attributable to ATN stockholders to Net Income (Loss) attributable to ATN stockholders excluding hurricane charges and insurance recoveries and Net Income (Loss) per share attributable to ATN stockholders to Net Income (Loss) per share attributable to ATN stockholders excluding hurricane charges and insurance recoveries

For the Three Months Ended March 31, 2018 is as follows:

	Operating Income (Loss)	Net Income (Loss) Attributable to ATN Stockholders	Net Income (Loss) per share Attributable to ATN Stockholders

GAAP - As reported	$4,209	$(5,555)	$(0.35)
Adjust for: Loss on damaged assets and other hurricane related charges, net of insurance recovery	482	482	0.03
Tax effect	—	—	—

Non-GAAP	$4,691	$(5,073)	$(0.32)

For the Three Months Ended March 31, 2017 is as follows:

	Operating Income (Loss)	Net Income (Loss) Attributable to ATN Stockholders	Net Income (Loss) per share Attributable to ATN Stockholders

GAAP - As reported	$17,756	$6,859	$0.42
Adjust for: Loss on damaged assets and other hurricane related charges, net of insurance recovery	—	—	—
Tax effect	—	—	—

Non-GAAP	$17,756	$6,859	$0.42